AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2002
                         REGISTRATION STATEMENT NOS. 333-_____ AND 333-______-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

        FPL GROUP, INC.                 FLORIDA                   59-2449419
    FPL GROUP CAPITAL INC               FLORIDA                   59-2576416
(Exact name of each registrant      (State or other           (I.R.S. Employer
  as specified in its charter)       jurisdiction of         Identification No.)
                                    incorporation or
                                      organization)

                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                ----------------

       Dennis P. Coyle                 Jeffrey I. Mullens, P.A.         Robert J. Reger, Jr., Esq.
General Counsel and Secretary          Steel Hector & Davis LLP          Thelen Reid & Priest LLP
       FPL Group, Inc.                 1900 Phillips Point West             40 West 57th Street
    700 Universe Boulevard             777 South Flagler Drive           New York, New York 10019
  Juno Beach, Florida 33408         West Palm Beach, Florida 33401            (212) 603-2000
        (561) 694-4000                      (561) 650-7257


       (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

    It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

                             Richard L. Harden, Esq.
                             Pillsbury Winthrop LLP
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1000

                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

                                ----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                       Proposed Maximum Aggregate       Amount of
Title of Each Class of Securities to be Registered         Offering Price(1)        Registration Fee
----------------------------------------------------------------------------------------------------
FPL Group Capital Inc Debt Securities                           (2)                     N/A
FPL Group, Inc. Guarantee(3)                                                            (4)
FPL Group, Inc. Common Stock, $0.01 Par Value                   (2)                     N/A
FPL Group, Inc., Preferred Share Purchase Rights(5)                                     (6
FPL Group, Inc. Stock Purchase Contracts(7)                     (2)                     N/A
FPL Group, Inc. Stock Purchase Units(7)                         (2)                     N/A
----------------------------------------------------------------------------------------------------
         Total                                              $1,150,000,000             $105,800
====================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In no event will the aggregate offering price of all common stock (including the preferred share purchase rights), stock purchase contracts, stock purchase units, debt securities, and guarantee issued from time to time pursuant to this registration statement exceed $1,150,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $1,150,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.

(3) The value attributable to the FPL Group, Inc. Guarantee, if any, is reflected in the market price of the FPL Group Capital Inc Debt Securities.

(4) Pursuant to Rule 457(n) under the Securities Act, no separate fee for the FPL Group, Inc. Guarantee attributable to the FPL Group Capital Inc Debt Securities registered pursuant hereto shall be payable.

(5) The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

(6) Since no separate consideration is paid for the preferred share purchase rights, the registration fee for such securities is included in the fee for the common stock.

(7) Subject to footnote (2), there is being registered hereunder an indeterminate number of shares of common stock issuable by FPL Group, Inc. upon settlement of the stock purchase contracts or stock purchase units.

     Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and Registration Statement File
Nos. 333-75482 and 333-75482-01.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. FPL Group and FPL Group Capital may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MARCH 29, 2002

PROSPECTUS

                                 $2,000,000,000
                                AGGREGATE AMOUNT

                           --------------------------

                              FPL GROUP CAPITAL INC

                                 DEBT SECURITIES

             THE DEBT SECURITIES WILL BE ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY

                                 FPL GROUP, INC.

                           --------------------------


                                 FPL GROUP, INC.

           COMMON STOCK WITH ATTACHED PREFERRED SHARE PURCHASE RIGHTS

                            STOCK PURCHASE CONTRACTS

                                       AND

                              STOCK PURCHASE UNITS

               ---------------------------------------------------

     FPL Group, Inc. and FPL Group Capital Inc may offer from time to time up to an aggregate of $2,000,000,000 of their securities. FPL Group and FPL Group Capital will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     FPL Group's common stock is listed on the New York Stock Exchange and trades under the symbol "FPL."

     FPL Group and FPL Group Capital may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 21 of this prospectus also provides more information on this topic.

     Both FPL Group's and FPL Group Capital's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number
(561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

               ---------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------, ----

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that FPL Group and FPL Group Capital have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf registration process, FPL Group and FPL Group Capital may sell the securities or combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities that FPL Group and/or FPL Group Capital may offer. Each time FPL Group and/or FPL Group Capital sells securities, FPL Group and/or FPL Group Capital will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     FPL Group files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL Group with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL Group. FPL Group also maintains an Internet site (http://www.fplgroup.com).

     FPL Group Capital does not file reports or other information with the SEC. FPL Group includes summarized financial information relating to FPL Group Capital in some of its reports filed with the SEC. FPL Group does not intend to include any separate financial information with respect to FPL Group Capital in its consolidated financial statements because FPL Group and FPL Group Capital have determined that this information is not material to the holders of FPL Group Capital's debt securities.

                           INCORPORATION BY REFERENCE

     The SEC allows FPL Group Capital and FPL Group to "incorporate by reference" the information that FPL Group files with the SEC, which means that FPL Group Capital and FPL Group may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL Group files in the future with the SEC will automatically update and supersede this information. FPL Group Capital and FPL Group are incorporating by reference the document listed below and any future filings FPL Group makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until FPL Group and/or FPL Group Capital sell all of these securities:

     (1) FPL Group's Annual Report on Form 10-K for the year ended December 31, 2001.

     You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York, 10019, (212) 603-2000.

                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL Group and FPL Group Capital are hereby filing cautionary statements identifying important factors that could cause FPL Group's and FPL Group Capital's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL Group or FPL Group Capital that are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projection" or "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any of those statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause FPL Group's or FPL Group Capital's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group or FPL Group Capital.

     Any forward-looking statement speaks only as of the date on which that statement is made, and neither FPL Group nor FPL Group Capital undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

     Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978 and the Public Utility Holding Company Act of 1935, and changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the U.S. Nuclear Regulatory Commission, with respect to:

     (1) allowed rates of return, including but not limited to, return on common equity and equity ratio limits,

     (2)  industry and rate structure,

     (3)  operation of nuclear power facilities,

     (4) acquisition, disposal, depreciation and amortization of assets and facilities,

     (5)  operation and construction of plant facilities,

     (6)  recovery of fuel and purchased power costs,

     (7)  decommissioning costs, and

     (8) present or prospective wholesale and retail competition, including, but not limited to, retail wheeling and transmission costs.

     The business and profitability of FPL Group and FPL Group Capital are also influenced by economic and geographic factors including:

     (1)  political and economic risks,

     (2) changes in and compliance with environmental and safety laws and policies,

     (3)  weather conditions, including natural disasters such as hurricanes,

     (4)  population growth rates and demographic patterns,

     (5)  competition for retail and wholesale customers,

     (6) availability, pricing and transportation of fuel and other energy commodities,

     (7)  market demand for energy,

     (8) changes in tax rates or policies or in rates of inflation or in accounting standards,

     (9)  unanticipated delays or changes in costs for capital projects,

     (10) unanticipated changes in operating expenses and capital expenditures,

     (11) capital market conditions,

     (12) competition for new energy development opportunities, and

     (13) legal and administrative proceedings, whether civil, such as environmental, or criminal, and settlements.

     All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and are beyond the control of FPL Group and FPL Group Capital.

                                FPL GROUP CAPITAL

     FPL Group Capital was incorporated in 1985 as a Florida corporation and is a wholly-owned subsidiary of FPL Group. FPL Group Capital holds the capital stock of, and provides funding for, FPL Group's operating subsidiaries other than Florida Power & Light Company. These operating subsidiaries' business activities primarily consist of independent power projects.

                                    FPL GROUP

     FPL Group is a holding company incorporated in 1984 as a Florida corporation. FPL Group's principal subsidiary, Florida Power & Light Company, is engaged in the generation, transmission, distribution and sale of electric energy. Other operations are conducted through FPL Group Capital.

                                 USE OF PROCEEDS

     Unless otherwise stated in a prospectus supplement, FPL Group Capital and FPL Group will each add the net proceeds from the sale of these securities to its respective general funds. FPL Group uses its general funds for corporate purposes, including to provide funds for its subsidiaries. FPL Group Capital uses its general funds for corporate purposes, including to repay short-term borrowings and to redeem or repurchase outstanding long-term debt obligations. FPL Group Capital and FPL Group will each temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows FPL Group's consolidated ratio of earnings to fixed charges for each of its last five fiscal years:

                       Years Ended December 31,
           -------------------------------------------------
           2001        2000       1999       1998       1997
           ----        ----       ----       ----       ----
           3.77        4.30       5.26       3.88       4.09

                     DESCRIPTION OF OFFERED DEBT SECURITIES

     GENERAL. FPL Group Capital will issue its debt securities, in one or more series, under an Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee. This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the "Indenture." The Bank of New York, as Trustee under the Indenture, is referred to in this prospectus as the "Indenture Trustee." These debt securities are referred to in this prospectus as the "Offered Debt Securities."

     The Indenture provides for the issuance of debentures, notes or other debt by FPL Group Capital in an unlimited amount from time to time. The Offered Debt Securities and all other debentures, notes or other debt of FPL Group Capital issued under the Indenture are collectively referred to in this prospectus as the "Debt Securities."

     This section briefly summarizes some of the terms of the Offered Debt Securities and some of the provisions of the Indenture. This summary does not contain a complete description of the Offered Debt Securities. You should read this summary together with the Indenture and the officer's certificates or other documents establishing the Offered Debt Securities for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary. The Indenture, the form of officer's certificate that may be used to establish a series of Offered Debt Securities and a form of Offered Debt Securities are on file with the SEC and are incorporated by reference in this prospectus. In addition, the Indenture is subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of provisions that may be important to you.

     Each series of Offered Debt Securities will have different terms. FPL Group Capital will include some or all of the following information about a specific series of Offered Debt Securities in the prospectus supplement(s) relating to those Offered Debt Securities:

     (1)  the title of those Offered Debt Securities,

     (2) any limit upon the aggregate principal amount of those Offered Debt Securities,

     (3) the date(s) on which FPL Group Capital will pay the principal of those Offered Debt Securities,

     (4) the rate(s) of interest on those Offered Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which FPL Group Capital will pay interest and the record date for any interest payable on any interest payment date,

     (5) the person to whom FPL Group Capital will pay interest on those Offered Debt Securities on any interest payment date, if other than the person in whose name those Offered Debt Securities are registered at the close of business on the record date for that interest payment,

     (6) the place(s) at which or methods by which FPL Group Capital will make payments on those Offered Debt Securities and the place(s) at which or methods by which the registered owners of those Offered Debt Securities may transfer or exchange those Offered Debt Securities and serve notices and demands to or upon FPL Group Capital,

     (7) the security registrar and any paying agent or agents for those Offered Debt Securities,

     (8) any date(s) on which, the price(s) at which and the terms and conditions upon which FPL Group Capital may, at its option, redeem those Offered Debt Securities, in whole or in part, and any restrictions on those redemptions,

     (9) any sinking fund or other provisions or options held by the registered owners of those Offered Debt Securities that would obligate FPL Group Capital to repurchase or redeem those Offered Debt Securities,

     (10) the denominations in which FPL Group Capital may issue those Offered Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000,

     (11) the currency or currencies in which FPL Group Capital may pay the principal of or premium, if any, or interest on those Offered Debt Securities (if other than in U.S. dollars),

     (12) if FPL Group Capital or a registered owner may elect to pay, or receive, principal of or premium, if any, or interest on those Offered Debt Securities in a currency other than that in which those Offered Debt Securities are stated to be payable, the terms and conditions upon which that election may be made,

     (13) if FPL Group Capital will, or may, pay the principal of or premium, if any, or interest on those Offered Debt Securities in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which FPL Group Capital or a registered owner may elect to pay or receive those payments,

     (14) if the amount payable in respect of principal of or premium, if any, or interest on those Offered Debt Securities may be determined by reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which those amounts will be determined,

     (15) the portion of the principal amount of those Offered Debt Securities that FPL Group Capital will pay upon declaration of acceleration of the maturity of those Offered Debt Securities, if other than the entire principal amount of those Offered Debt Securities,

     (16) any events of default with respect to those Offered Debt Securities and any covenants of FPL Group Capital for the benefit of the registered owners of those Offered Debt Securities, other than those specified in the Indenture,

     (17) the terms, if any, pursuant to which those Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of FPL Group Capital or any other entity,

     (18) a definition of "Eligible Obligations" under the Indenture with respect to those Offered Debt Securities denominated in a currency other than U.S. dollars, and any other provisions for the reinstatement of FPL Group Capital's indebtedness in respect of those Offered Debt Securities after their satisfaction and discharge,

     (19) if FPL Group Capital will issue those Offered Debt Securities in global form, necessary information relating to the issuance of those Offered Debt Securities in global form,

     (20) if FPL Group Capital will issue those Offered Debt Securities as bearer securities, necessary information relating to the issuance of those Offered Debt Securities as bearer securities,

     (21) any limits on the rights of the registered owners of those Offered Debt Securities to transfer or exchange those Offered Debt Securities or to register their transfer, and any related service charges,

     (22) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of business day with respect to those Offered Debt Securities,

     (23) other than the Guarantee described under "Description of the Guarantee" below, any collateral security, assurance, or guarantee for those Offered Debt Securities, and

     (24) any other terms of those Offered Debt Securities that are not inconsistent with the provisions of the Indenture (Indenture, Section 301).

     FPL Group Capital may sell Offered Debt Securities at a discount below their principal amount. Some of the important United States Federal income tax considerations applicable to Offered Debt Securities sold at a discount below their principal amount may be discussed in the related prospectus supplement. In addition, some of the important United States Federal income tax or other considerations applicable to any Offered Debt Securities that are denominated in a currency other than U.S. dollars may be discussed in the related prospectus supplement.

     Except as otherwise stated in the related prospectus supplement, the covenants in the Indenture would not give registered owners of Offered Debt Securities protection in the event of a highly-leveraged transaction involving FPL Group Capital.

     SECURITY AND RANKING. The Offered Debt Securities will be unsecured obligations of FPL Group Capital. The Indenture does not limit FPL Group Capital's ability to provide security with respect to other Debt Securities. All Debt Securities issued under the Indenture will rank equally and ratably with all other Debt Securities issued under the Indenture, except to the extent that FPL Group Capital elects to provide security with respect to any Debt Security without providing that security to all outstanding Debt Securities as allowed under the Indenture. The Indenture does not limit FPL Group Capital's ability to issue other unsecured debt.

     FPL Group Capital is a holding company that derives substantially all of its income from its operating subsidiaries. The Debt Securities therefore will be effectively subordinated to debt and preferred stock issued by those subsidiaries. The Indenture does not limit the amount of debt which may be incurred and preferred stock issuable by FPL Group Capital's subsidiaries.

     PAYMENT AND PAYING AGENTS. Except as stated in the related prospectus supplement, on each interest payment date FPL Group Capital will pay interest on each Offered Debt Security to the person in whose name that Offered Debt Security is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Offered Debt Securities mature, FPL Group Capital will pay the interest to the person to whom it pays the principal. Also, if FPL Group Capital has defaulted in the payment of interest on any Offered Debt Security, it may pay that defaulted interest to the registered owner of that Offered Debt Security:

     (1) as of the close of business on a date that the Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that FPL Group Capital proposes to pay the defaulted interest, or

     (2) in any other lawful manner that does not violate the requirements of any securities exchange on which that Offered Debt Security is listed and that the Indenture Trustee believes is acceptable (Indenture, Section 307).

     Unless otherwise stated in the related prospectus supplement, the principal, premium, if any, and interest on the Offered Debt Securities at maturity will be payable when such Offered Debt Securities are presented at the main corporate trust office of The Bank of New York, as paying agent, in The City of New York. FPL Group Capital may change the place of payment on the Offered Debt Securities, appoint one or more additional paying agents, including itself, and remove any paying agent (Indenture, Section 602).

     TRANSFER AND EXCHANGE. Unless otherwise stated in the related prospectus supplement, Offered Debt Securities may be transferred or exchanged at the main corporate trust office of The Bank of New York, as security registrar, in The City of New York. FPL Group Capital may change the place for transfer and exchange of the Offered Debt Securities and may designate one or more additional places for that transfer and exchange.

     Except as otherwise stated in the related prospectus supplement, there will be no service charge for any transfer or exchange of the Offered Debt Securities. However, FPL Group Capital may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Offered Debt Securities.

     FPL Group Capital will not be required to transfer or exchange any Offered Debt Security selected for redemption. Also, FPL Group Capital will not be required to transfer or exchange any Offered Debt Security during a period of 15 days before selection of Offered Debt Securities to be redeemed (Indenture, Section 305).

     DEFEASANCE. FPL Group Capital may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Debt Securities. To do so, FPL Group Capital must irrevocably deposit with the Indenture Trustee or any paying agent, in trust:

     (1) money in an amount that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Debt Securities, on or prior to their maturity, or

     (2) in the case of a deposit made prior to the maturity of that series of Debt Securities,

          (a) direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

          (b) certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Debt Securities, on or prior to their maturity, or

     (3) a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium, if any, and interest due and to become due on those Debt Securities, on or prior to their maturity (Indenture, Section 701).

     LIMITATION ON LIENS. So long as any Debt Securities remain outstanding, FPL Group Capital will not secure any indebtedness with a lien on any shares of the capital stock of any of its majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns, unless FPL Group Capital equally secures all Debt Securities. However, this restriction does not apply to or prevent:

     (1) any lien on capital stock created at the time FPL Group Capital acquires that capital stock, or within 270 days after that time, to secure all or a portion of the purchase price for that capital stock,

     (2) any lien on capital stock existing at the time FPL Group Capital acquires that capital stock (whether or not FPL Group Capital assumes the obligations secured by the lien and whether or not the lien was created in contemplation of the acquisition),

     (3) any extensions, renewals or replacements of the liens described in (1) and (2) above, or of any indebtedness secured by those liens; provided, that,

          (a) the principal amount of indebtedness secured by those liens immediately after the extension, renewal or replacement may not exceed the principal amount of indebtedness secured by those liens immediately before the extension, renewal or replacement, and

          (b) the extension, renewal or replacement lien is limited to no more than the same proportion of all shares of capital stock as were covered by the lien that was extended, renewed or replaced, or

     (4) any lien arising in connection with court proceedings; provided, that, either

          (a) the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by appropriate proceedings,

          (b) the payment of that lien is covered in full by insurance and the insurance company has not denied or contested coverage, or

          (c) so long as that lien is adequately bonded, any appropriate legal proceedings that have been duly initiated for the review of the corresponding judgement, decree or order have not been fully terminated or the periods within which those proceedings may be initiated have not expired.

     Liens on any shares of the capital stock of any of FPL Group Capital's majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns, other than liens described in (1) through (4) above, are referred to in this prospectus as "Restricted Liens." The foregoing limitation does not apply to the extent that FPL Group Capital creates any Restricted Liens to secure indebtedness that, together with all other indebtedness of FPL Group Capital secured by Restricted Liens, does not at the time exceed 5% of FPL Group Capital's Consolidated Capitalization (Indenture,
Section 608).

     For this purpose, "Consolidated Capitalization" means the sum of:

     (1)  Consolidated Shareholders' Equity;

     (2) Consolidated Indebtedness for borrowed money (exclusive of any amounts which are due and payable within one year); and, without duplication

     (3) any preference or preferred stock of FPL Group Capital or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Shareholders' Equity" as used above means the total assets of FPL Group Capital and its Consolidated Subsidiaries less all liabilities of FPL Group Capital and its Consolidated Subsidiaries. As used in this definition, the term "liabilities" means all obligations which would, in accordance with generally accepted accounting principles, be classified on a balance sheet as liabilities, including without limitation:

     (1) indebtedness secured by property of FPL Group Capital or any of its Consolidated Subsidiaries whether or not FPL Group Capital or such Consolidated Subsidiary is liable for the payment thereof unless, in the case that FPL Group Capital or such Consolidated Subsidiary is not so liable, such property has not been included among the assets of FPL Group Capital or such Consolidated Subsidiary on such balance sheet,

     (2)  deferred liabilities, and

     (3) indebtedness of FPL Group Capital or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of FPL Group Capital or such Consolidated Subsidiary.

As used in this definition, "liabilities" includes preference or preferred stock of FPL Group Capital or any Consolidated Subsidiary only to the extent of any such preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of FPL Group Capital and its Consolidated Subsidiaries.

     The term "Consolidated Subsidiary," means at any date any direct or indirect majority-owned subsidiary whose financial statements would be consolidated with those of FPL Group Capital in FPL Group Capital's consolidated financial statements as of such date in accordance with generally accepted accounting principles (Indenture, Section 608).

     The foregoing limitation does not limit in any manner the ability of:

     (1) FPL Group Capital to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries,

     (2) FPL Group Capital or FPL Group to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions,

     (3)  FPL Group to place liens on any of its assets, or

     (4) any of the direct or indirect subsidiaries of FPL Group Capital or FPL Group (other than FPL Group Capital) to place liens on any of their assets.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS. Under the Indenture, FPL Group Capital may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     (1) the entity formed by that consolidation, or the entity into which FPL Group Capital is merged, or the entity that acquires or leases FPL Group Capital's property and assets, is an entity organized and existing under the laws of the United States, any State or the District of Columbia and that entity expressly assumes FPL Group Capital's obligations on all Debt Securities and under the Indenture,

     (2) immediately after giving effect to the transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture exists, and

     (3) FPL Group Capital delivers an officer's certificate and an opinion of counsel to the Indenture Trustee, as provided in the Indenture (Indenture, Section 1101).

     The Indenture does not restrict FPL Group Capital in a merger in which FPL Group Capital is the surviving entity.

     EVENTS OF DEFAULT. Each of the following is an event of default under the Indenture with respect to the Debt Securities of any series:

     (1) failure to pay interest on the Debt Securities of that series within 30 days after it is due,

     (2) failure to pay principal or premium, if any, on the Debt Securities of that series when it is due,

     (3) failure to comply with any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after FPL Group Capital receives written notice from the Indenture Trustee or FPL Group Capital and the Indenture Trustee receive written notice from the registered owners of at least 33% in principal amount of the Debt Securities of that series,

     (4) certain events of bankruptcy, insolvency or reorganization of FPL Group Capital, and

     (5) any other event of default specified with respect to the Debt Securities of that series (Indenture, Section 801).

     An event of default with respect to the Debt Securities of a particular series will not necessarily constitute an event of default with respect to Debt Securities of any other series issued under the Indenture.

     REMEDIES. If an event of default applicable to the Debt Securities of one or more series, but not applicable to all outstanding Debt Securities, exists, then either the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of the Debt Securities of each of those series may declare the principal of and interest on all the Debt Securities of that series to be due and payable immediately. However, under the Indenture, some Debt

Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Debt Securities are defined as "Discount Securities" in the Indenture.

     If the event of default is applicable to all outstanding Debt Securities, then only the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. However, the event of default giving rise to the declaration relating to any series of Debt Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

     (1) FPL Group Capital deposits with the Indenture Trustee a sum sufficient to pay:

          (a)  all overdue interest on all Debt Securities of that series,

          (b) the principal of and any premium on any Debt Securities of that series that have become due for reasons other than that declaration, and interest that is then due,

          (c)  interest on overdue interest for that series, and

          (d)  all amounts due to the Indenture Trustee under the Indenture, and

     (2) any other event of default with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture (Indenture, Section 802).

     Other than its obligations and duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the registered owners, unless those registered owners offer reasonable indemnity to the Indenture Trustee (Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series. However, if an event of default under the Indenture relates to more than one series of Debt Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Debt Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Indenture, and may not expose the Indenture Trustee to personal liability in circumstances where its indemnity would not, in the Indenture Trustee's sole discretion, be adequate (Indenture, Section 812).

     No registered owner of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

     (1) that registered owner has previously given to the Indenture Trustee written notice of a continuing event of default with respect to the Debt Securities of that series,

     (2) the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, have made written request to the Indenture Trustee, and have offered reasonable indemnity to the Indenture Trustee to institute that proceeding in its own name as trustee, and

     (3) the Indenture Trustee has failed to institute any proceeding, and has not received from the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, a direction inconsistent with that request, within 60 days after that notice, request and offer (Indenture, Section 807).

However, these limitations do not apply to a suit instituted by a registered owner of a Debt Security for the enforcement of payment of the principal of or any premium or interest on that Debt Security on or after the applicable due date specified in that Debt Security (Indenture, Section 808).

     FPL Group Capital is required to deliver to the Indenture Trustee an annual statement as to its compliance with all conditions and covenants under the Indenture (Indenture, Section 606).

     MODIFICATION AND WAIVER. Without the consent of any registered owner of Debt Securities, FPL Group Capital and the Indenture Trustee may amend or supplement the Indenture for any of the following purposes:

     (1) to provide for the assumption by any permitted successor to FPL Group Capital of FPL Group Capital's obligations under the Indenture and the Debt Securities in the case of a merger or consolidation or a conveyance, transfer or lease of its assets,

     (2) to add covenants of FPL Group Capital or to surrender any right or power conferred upon FPL Group Capital by the Indenture,

     (3)  to add any additional events of default,

     (4) to change, eliminate or add any provision of the Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Debt Securities of any series or tranche, that change, elimination or addition will become effective with respect to that series or tranche only

          (a) when the consent of the registered owners of Debt Securities of that series or tranche has been obtained, or

          (b) when no Debt Securities of that series or tranche remain outstanding under the Indenture,

     (5)  to provide security for all but not a part of the Debt Securities,

     (6) to establish the form or terms of Debt Securities of any other series or tranche,

     (7) to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities,

     (8) to accept the appointment of a successor Indenture Trustee with respect to the Debt Securities of one or more series and to change any of the provisions of the Indenture as necessary to provide for the administration of the trusts under the Indenture by more than one trustee,

     (9) to add procedures to permit the use of a non-certificated system of registration for the Debt Securities of all or any series or tranche,

     (10) to change any place where

          (a) the principal of and premium, if any, and interest on all or any series or tranche of Debt Securities are payable,

          (b) all or any series or tranche of Debt Securities may be transferred or exchanged, and

          (c) notices and demands to or upon FPL Group Capital in respect of Debt Securities and the Indenture may be served, or

     (11) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Debt Securities of any series or tranche (Indenture, Section 1201).

     The registered owners of a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by FPL Group Capital with certain restrictive provisions of the Indenture (Indenture, Section
607). The registered owners of a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and a default with respect to certain restrictive covenants or provisions of the Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Debt Security of that series affected (Indenture, Section 813).

     In addition to any amendments described above, if the Trust Indenture Act of 1939 is amended after the date of the Indenture in a way that requires changes to the Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act of 1939, the Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act of 1939 or to make those changes, additions or eliminations. FPL Group Capital and the Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment (Indenture, Section 1201).

     Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Debt Securities of all directly affected series, considered as one class, is required. But, if FPL Group Capital issues any series of Debt Securities in more than one tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Debt Securities of less than all of those tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all directly affected tranches, considered as one class, will be required. However, none of those amendments or modifications may:

     (1) change the dates on which the principal of or interest on a Debt Security is due without the consent of the registered owner of that Debt Security,

     (2) reduce any Debt Security's principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Debt Security,

     (3) reduce any premium payable upon the redemption of a Debt Security without the consent of the registered owner of that Debt Security,

     (4) change the currency (or other property) in which a Debt Security is payable without the consent of the registered owner of that Debt Security,

     (5) impair the right to sue to enforce payments on any Debt Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Debt Security,

     (6) reduce the percentage in principal amount of the outstanding Debt Security of any series or tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Debt Security of that series or tranche,

     (7) reduce the requirements for quorum or voting of any series or tranche without the consent of the registered owner of each outstanding Debt Security of that series or tranche, or

     (8) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series or tranche, without the consent of the registered owner of each outstanding Debt Security affected by the modification.

     A supplemental indenture that changes or eliminates any provision of the Indenture that has expressly been included only for the benefit of one or more particular series or tranches of Debt Securities, or that modifies the rights of the registered owners of Debt Securities of that series or tranche with respect to that provision, will not affect the rights under the Indenture of the registered owners of the Debt Securities of any other series or tranche (Indenture, Section 1202).

     The Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the registered owners of Debt Securities, Debt Securities owned by FPL Group Capital or any other obligor upon the Debt Securities or any affiliate of FPL Group Capital or of that other obligor (unless FPL Group Capital, that affiliate or that obligor owns all Debt Securities outstanding under the Indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding.

     If FPL Group Capital solicits any action under the Indenture from registered owners of Debt Securities, FPL Group Capital may, at its option, by signing a written request to the Indenture Trustee, fix in advance a record date for determining the registered owners of Debt Securities entitled to take that action. However, FPL Group Capital will not be obligated to do this. If FPL Group Capital does do this, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Debt Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Debt Securities have authorized that action. For these purposes, the outstanding Debt Securities will be computed as of the record date. Any action of a registered owner of any Debt Security under the Indenture will bind every future registered owner of that Debt Security, or any Debt Security replacing that Debt Security, with respect to anything that the Indenture Trustee or FPL Group Capital do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Debt Security (Indenture, Section 104).

     RESIGNATION OF INDENTURE TRUSTEE. The Indenture Trustee may resign at any time with respect to any series of Debt Securities by giving written notice of its resignation to FPL Group Capital. Also, the registered owners of a majority in principal amount of the outstanding Debt Securities of one or more series of Debt Securities may remove the Indenture Trustee any time with respect to the Debt Securities of that series, by delivering an instrument evidencing this action to the Indenture Trustee and FPL Group Capital. The resignation or removal of the Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

     Except with respect to an Indenture Trustee appointed by the registered owners of Debt Securities, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture if:

     (1) no event of default under the Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Indenture exists, and

     (2) FPL Group Capital has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and that successor trustee has accepted that appointment in accordance with the terms of the Indenture (Indenture, Section 910).

     NOTICES. Notices to registered owners of Debt Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Debt Securities (Indenture, Section 106).

     TITLE. FPL Group Capital, the Indenture Trustee, and any agent of FPL Group Capital or the Indenture Trustee, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary (Indenture, Section 308).

     GOVERNING LAW. The Indenture and the Debt Securities will be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to New York's conflict of law principles, except to the extent that the law of any other jurisdiction is mandatorily applicable.

     REGARDING THE INDENTURE TRUSTEE. In addition to acting as Indenture Trustee, The Bank of New York acts as security registrar and paying agent under the Indenture, as Guarantee Trustee under the Guarantee Agreement described under "Description of the Guarantee" below and would act as purchase contract agent under a purchase contract agreement described under "Description of Stock Purchase Contracts and Stock Purchase Units" below. FPL Group Capital also maintains various banking and trust relationships with The Bank of New York.

                          DESCRIPTION OF THE GUARANTEE

     GENERAL. This section briefly summarizes some of the provisions of the Guarantee Agreement, dated as of June 1, 1999, between FPL Group and The Bank of New York, as Guarantee Trustee. The Guarantee Agreement was executed for the benefit of the Indenture Trustee, which holds the Guarantee Agreement for the benefit of registered owners of the Debt Securities covered by the Guarantee Agreement. This summary does not contain a complete description of the Guarantee Agreement. You should read this summary together with the Guarantee Agreement for a complete understanding of the provisions that may be important to you. The Guarantee Agreement is on file with the SEC and is incorporated by reference in this prospectus. In addition, the Guarantee Agreement is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of provisions that may be important to you.

     Under the Guarantee Agreement, FPL Group absolutely, irrevocably and unconditionally guarantees the prompt and full payment, when due and payable (including upon acceleration or redemption), of the principal, interest and premium, if any, on the Debt Securities that are covered by the Guarantee Agreement to the registered owners of those Debt Securities, according to the terms of those Debt Securities and the Indenture. Pursuant to the Guarantee Agreement, all of the Debt Securities are covered by the Guarantee Agreement except Debt Securities that by their terms are expressly not entitled to the benefit of the Guarantee Agreement. All of the Offered Debt Securities will be covered by the Guarantee Agreement. This guarantee is referred to in this prospectus as the "Guarantee." FPL Group is only required to make these payments if FPL Group Capital fails to pay or provide for punctual payment of any of those amounts on or before the expiration of any applicable grace periods (Guarantee Agreement, Section 5.01). In the Guarantee Agreement, FPL Group has waived its right to require the Guarantee Trustee, the Indenture Trustee or the registered owners of Debt Securities covered by the Guarantee Agreement to exhaust their remedies against FPL Group Capital prior to bringing suit against FPL Group (Guarantee Agreement, Section 5.06).

     The Guarantee is a guarantee of payment when due (i.e., the guaranteed party may institute a legal proceeding directly against FPL Group to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against any other person or entity). The Guarantee is not a guarantee of collection (Guarantee Agreement, Section 5.01).

     SECURITY AND RANKING. The Guarantee is an unsecured obligation of FPL Group, and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of FPL Group. There is no limit on the amount of other indebtedness, including guarantees, that FPL Group may incur or issue.

     FPL Group is a holding company that derives substantially all of its income from its operating subsidiaries. Therefore, the Guarantee is effectively subordinated to debt and preferred stock incurred or issued by FPL Group's subsidiaries. Neither the Indenture nor the Guarantee Agreement places any limit on the amount of debt or preferred stock that FPL Group's subsidiaries may incur or issue.

     EVENTS OF DEFAULT. An event of default under the Guarantee Agreement will occur upon the failure of FPL Group to perform any of its payment obligations under the Guarantee Agreement (Guarantee Agreement, Section 1.01). The registered owners of a majority of the aggregate principal amount of the outstanding Debt Securities covered by the Guarantee Agreement have the right to:

     (1) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Guarantee Agreement, or

     (2) direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement. (Guarantee Agreement, Section 3.01).

     The Guarantee Trustee must give notice of any event of default under the Guarantee Agreement known to the Guarantee Trustee to the registered owners of Debt Securities covered by the Guarantee Agreement within 90 days after the occurrence of that event of default, in the manner and to the extent provided in subsection (c) of Section 313 of the Trust Indenture Act of 1939, unless such event of default has been cured or waived prior to the giving of such notice (Guarantee Agreement, Section 2.07).

     The Guarantee Trustee, the Indenture Trustee and the registered owners of Debt Securities covered by the Guarantee Agreement have all of the rights and remedies available under applicable law and may sue to enforce the terms of the Guarantee Agreement and to recover damages for the breach of the Guarantee Agreement. The remedies of each of the Guarantee Trustee, the Indenture Trustee and the registered owners of Debt Securities covered by the Guarantee Agreement, to the extent permitted by law, are cumulative and in addition to any other remedy now or hereafter existing at law or in equity. At the option of any of the Guarantee Trustee, the Indenture Trustee or the registered owners of Debt Securities covered by the Guarantee Agreement, that person or entity may join FPL Group in any lawsuit commenced by that person or entity against FPL Group Capital with respect to any obligations under the Guarantee Agreement. Also, that person or entity may recover against FPL Group in that lawsuit, or in any independent lawsuit against FPL Group, without first asserting, prosecuting or exhausting any remedy or claim against FPL Group Capital (Guarantee Agreement, Section 5.06).

     FPL Group is required to deliver to the Guarantee Trustee an annual statement as to its compliance with all conditions under the Guarantee Agreement (Guarantee Agreement, Section 2.04).

     MODIFICATION. FPL Group and the Guarantee Trustee may, without the consent of any registered owner of Debt Securities covered by the Guarantee Agreement, agree to any changes to the Guarantee Agreement that do not materially adversely affect the rights of registered owners. The Guarantee Agreement also may be amended with the prior approval of the registered owners of a majority in aggregate principal amount of all outstanding Debt Securities covered by the Guarantee Agreement. However, the right of any registered owner of Debt Securities covered by the Guarantee Agreement to receive payment under the Guarantee Agreement on the due date of the Debt Securities held by that registered owner, or to institute suit for the enforcement of that payment on or after that due date, may not be impaired or affected without the consent of that registered owner (Guarantee Agreement, Section 6.01).

     REGARDING THE GUARANTEE TRUSTEE. In addition to acting as Guarantee Trustee, The Bank of New York acts as Indenture Trustee under the Indenture and would act as purchase contract agent under a purchase contract agreement. FPL Group and its subsidiaries also maintain various banking and trust relationships with The Bank of New York.

     TERMINATION OF THE GUARANTEE AGREEMENT. The Guarantee Agreement will terminate and be of no further force and effect upon full payment of all Debt Securities covered by the Guarantee Agreement (Guarantee Agreement, Section 5.05).

     GOVERNING LAW. The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable (Guarantee Agreement, Section 5.07).

                           DESCRIPTION OF COMMON STOCK

     GENERAL. The following statements describing FPL Group's common stock are not intended to be a complete description. They are qualified in their entirety by reference to FPL Group's Restated Articles of Incorporation ("Charter") and its bylaws, and where applicable, to the Restated Articles of Incorporation of

Florida Power & Light Company, and to the Mortgage and Deed of Trust, dated as of January 1, 1944, between Florida Power & Light Company and Bankers Trust Company, as Trustee, as amended and supplemented (the "Mortgage"). Reference is also made to the laws of the State of Florida.

     FPL Group's authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value. As of the date of this prospectus, 175,959,537 shares of common stock were issued and outstanding and no shares of serial preferred stock were issued and outstanding. See "Description of Common Stock--Preferred Share Purchase Rights." The common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of common stock are, and when issued the shares offered hereby will be, fully paid and nonassessable.

     All outstanding common stock is listed on the NYSE and trades under the symbol "FPL". The registrar and transfer agent for the common stock is Equiserve Trust Company, N.A.

     DIVIDEND RIGHTS. Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof.

     The Charter of FPL Group does not limit the dividends that can be paid on the common stock. However, as a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily Florida Power & Light Company. Florida Power & Light Company's ability to pay dividends is limited by restrictions contained in Florida Power & Light Company's Restated Articles of Incorporation and in the Mortgage. However, these restrictions do not currently limit Florida Power & Light Company's ability to pay dividends to FPL Group.

     VOTING RIGHTS AND NON-CUMULATIVE VOTING. In general, the holders of common stock are entitled to one vote per share for the election of directors and for other corporate purposes. The Charter:

     (1) permits the shareholders to remove a director only for cause and only by the affirmative vote of 75% in voting power of the outstanding shares of common stock and other outstanding voting stock, voting as a class;

     (2) provides that a vacancy on the Board of Directors may be filled only by the remaining directors;

     (3) permits shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, the Board of Directors or the holders of a majority in voting power of the outstanding shares of voting stock entitled to vote on the matter;

     (4) requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to approve certain Business Combinations with an Interested Shareholder (as defined below) or its affiliate, unless approved by a majority of the Continuing Directors (as defined below) or, in certain cases, unless certain minimum price and procedural requirements are met; and

     (5) requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to amend the by-laws or to amend certain provisions of the Charter including those provisions discussed in (1) through (4) above.

Such provisions may have significant effects on the ability of the shareholders to change the composition of an incumbent Board of Directors or to benefit from certain transactions which are opposed by an incumbent Board of Directors.

     The term "Interested Shareholder" is defined in the Charter to include a security holder who owns 10% or more in voting power of the outstanding shares of voting stock, and the term "Continuing Director" is defined in the Charter to include any director who is not an affiliate of an Interested Shareholder. The above provisions dealing with Business Combinations involving FPL Group and an Interested Shareholder may discriminate against a security holder who becomes an

Interested Shareholder by reason of the beneficial ownership of such amount of common or other voting stock. The term "Business Combination" is defined in the Charter to include:

     (1) any merger or consolidation of FPL Group or any direct or indirect majority-owned subsidiary with (a) an Interested Shareholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any Interested Shareholder or any affiliate of an Interested Shareholder of assets of FPL Group or any direct or indirect majority-owned subsidiary having an aggregate fair market value of $10,000,000 or more;

     (3) the issuance or transfer by FPL Group or any direct or indirect majority-owned subsidiary in one transaction or a series of transactions of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $10,000,000 or more;

     (4) the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder; or

     (5) any reclassification of securities, including any reverse stock split, or recapitalization, of FPL Group, or any merger or consolidation of FPL Group with any of its direct or indirect majority-owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any direct or indirect wholly-owned subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

     The holders of common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum (majority) of the outstanding shares of common stock can elect all of FPL Group's directors. Unless otherwise provided in the Charter or the by-laws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter. Voting rights for the election of directors or otherwise, if any, for any series of the serial preferred stock, will be established by the Board of Directors when such series is issued.

     LIQUIDATION RIGHTS. After satisfaction of creditors and payments due the holders of serial preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets.

     PREFERRED SHARE PURCHASE RIGHTS. The following statements describing FPL Group's preferred share purchase rights (each, a "Right") are not intended to be a complete description. They are qualified in their entirety by reference to the form of Rights Agreement, dated as of July 1, 1996, between FPL Group and Equiserve Trust Company, N.A., as successor Rights Agent, as amended by an Amendment to Rights Agreement, dated as of July 30, 2000, each as filed with the SEC.

     On June 17, 1996, FPL Group's Board of Directors declared a dividend of one Right for each outstanding share of common stock. Thereafter, until the Distribution Date (as defined below), FPL Group will issue one Right with each newly issued share of common stock. Each Right (prior to the expiration or redemption of the Rights) will entitle the holder thereof to purchase from FPL Group one-hundredth of a share of FPL Group's Series A Junior Participating Preferred Stock, $.0l par value (Junior Preferred Shares), at an exercise price of $120 per Right (Purchase Price), subject to adjustment. Until the Distribution Date, the Rights are represented by the common stock certificates, and are not exercisable or transferable apart from the common stock. The Distribution Date is the earlier to occur of:

     (1) the tenth day after the public announcement that a person or group has acquired beneficial ownership of 10% or more of the common stock, or

     (2) the tenth business day after a person commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the common stock. At any time before a person or group becomes a 10% holder, the Board of Directors may extend the 10-day period.

Separate certificates evidencing the Rights will be mailed to holders of the common stock as of the close of business on the Distribution Date. The Rights are exercisable at any time after the Distribution Date, unless earlier redeemed, or exchanged, and could then begin trading separately from the common stock. The Rights do not have any voting rights and are not entitled to dividends.

     If a person or group becomes a 10% holder, each Right not owned by the 10% holder would become exercisable for the number of shares of common stock which, at that time, would have a market value of two times the exercise price of the Right. In the event that FPL Group is acquired in a merger or other business combination transaction, or 50% or more of FPL Group's assets or earning power are sold or otherwise transferred, after a person or group has become a 10% holder, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

     The Rights are redeemable by FPL Group's Board of Directors in whole, but not in part, at $.01 per Right at any time prior to the time that a person or group acquires beneficial ownership of 10% or more of the outstanding common stock. The Rights will expire on June 30, 2006 (unless the expiration date is extended or the Rights are earlier redeemed or exchanged as described below).

     The Purchase Price, and the number of Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

     (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Shares,

     (2) as a result of the grant to holders of Junior Preferred Shares of certain rights or warrants to subscribe for or purchase Junior Preferred Shares at a price, or securities convertible into Junior Preferred Shares with a conversion price, at less than the current market price of Junior Preferred Shares, or

     (3) as a result of the distribution to holders of Junior Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Shares) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. The number of Rights and the number of Junior Preferred Shares purchasable upon exercise of each Right are also subject to adjustment in the event of a stock split, subdivision, consolidation, combination or common stock dividend on the common stock prior to the Distribution Date.

     The Board of Directors of FPL Group may exchange the Rights at an exchange ratio of one share of common stock per Right at any time that is

     (1) after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common stock; and

     (2) before the acquisition by a person or group of 50% or more of the outstanding common stock.

     The Rights have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire FPL Group without conditioning the offer on the redemption of the Rights or on the acquisition of a certain number of Rights. The Rights beneficially owned by that person or group may become null and void. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of FPL Group, since the Rights may be redeemed by FPL Group at $.01 per Right prior to the time that a person or group has acquired beneficial ownership of 10% or more of the common stock.

     The Junior Preferred Shares purchasable upon exercise of the Rights will be entitled to cumulative quarterly dividends in preference to the common stock at a rate per share equal to the greater of $10 and 100 times the dividend declared on the common stock for such quarter. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount and type of consideration received per share of common stock. In the event of a liquidation of FPL Group, the holders of Junior Preferred Shares will be entitled to receive in preference to the common stock the greater of $100 per share and 100 times the payment made per share of common stock. FPL Group has the right to issue other serial preferred stock ranking prior to the Junior Preferred Shares with respect to dividend and liquidation preferences. The Junior Preferred Shares will be redeemable after June 30, 2006, at FPL Group's option, in whole or in part, at a redemption price per share equal to the greater of

     (1)  the per share Purchase Price, and

     (2)  the then current market price of a Junior Preferred Share.

Each Junior Preferred Share will have 100 votes on all matters submitted to a vote of the shareholders of FPL Group, voting together with the common stock. The rights of the Junior Preferred Shares as to dividends, liquidation, redemption and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation, redemption and voting rights of the Junior Preferred Shares, the value of the interest in a Junior Preferred Share purchasable upon the exercise of each Right should approximate the value of one share of common stock.

     The Board of Directors of FPL Group may amend the Rights Agreement and the Rights, without the consent of the holders of the Rights. However, any amendment adopted after a person or group becomes a 10% holder may not adversely affect the interests of holders of Rights.

                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     FPL Group may issue stock purchase contracts, including contracts that obligate holders to purchase from FPL Group, and FPL Group to sell to these holders, a specified number of shares of common stock at a future date or dates. FPL Group Capital may also be a party to the stock purchase contracts. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require FPL Group and/or FPL Group Capital to make periodic payments to the holders of some or all of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

     A prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts. Some of the important United States Federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the related prospectus supplement.

                              PLAN OF DISTRIBUTION

     FPL Group and FPL Group Capital may sell the securities offered pursuant to this prospectus ("Offered Securities"):

     (1)  through underwriters or dealers,

     (2)  through agents, or

     (3)  directly to one or more purchasers.

     THROUGH UNDERWRITERS OR DEALERS. If FPL Group or FPL Group Capital uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If FPL Group or FPL Group Capital uses a dealer in the sale, FPL Group or FPL Group Capital will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     THROUGH AGENTS. FPL Group or FPL Group Capital may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

     DIRECTLY. FPL Group or FPL Group Capital may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

     GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL Group or FPL Group Capital from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.

     FPL Group and FPL Group Capital may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from FPL Group and FPL Group Capital at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

     FPL Group and FPL Group Capital may have agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus from FPL Group's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Legal conclusions and opinions specifically attributed to counsel, if any, in the documents incorporated by reference in this prospectus have been reviewed by Steel Hector & Davis LLP, West Palm Beach, Florida, counsel to FPL Group and FPL Group Capital, and are set forth on the authority of that firm as experts.

                                 LEGAL OPINIONS

     Steel Hector & Davis LLP, West Palm Beach, Florida and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL Group and FPL Group Capital, will pass upon the legality of the Offered Securities for FPL Group Capital and FPL Group. Pillsbury Winthrop LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriter, dealer or agent. Thelen Reid & Priest LLP and Pillsbury Winthrop LLP may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law upon the opinion of Thelen Reid & Priest LLP.

                       -----------------------------------


     YOU SHOULD RELY ONLY ON THE INFORMATiON CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. NEITHER FPL GROUP CAPITAL NOR FPL GROUP HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER FPL GROUP CAPITAL NOR FPL GROUP IS MAKING AN OFFER OF THESE OFFERED SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting and/or agents compensation, are:

Filing Fee for Registration Statement..................................$105,800
Legal and Accounting Fees..............................................$350,000*
Printing (S-3, Prospectus, Prospectus Supplement, etc.)................$ 30,000*
Fees of the trustees...................................................$ 30,000*
Rating Agencies' Fees..................................................$350,000*
Miscellaneous..........................................................$ 14,200*
                                                                       --------
Total    ..............................................................$880,000
                                                                       ========

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850 of the Florida Statutes generally permits each registrant to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to the registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, each registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits each registrant to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person's actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause an action to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the registrant in a proceeding by or in the right of such registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a registrant or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of a registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of a registrant, or willful misconduct, or (v) in a proceeding by or in the right of someone other than a registrant or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term "recklessness," as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

     Each registrant's By-laws provide generally that such registrant shall, to the fullest extent permitted by law, indemnify all directors and officers of such registrant, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of such registrant, as well as any employees or agents of such registrant or other persons serving at the request of such registrant in any capacity with any entity or enterprise other than such registrant to whom such registrant has agreed to grant indemnification (each, an "Indemnified Person") to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys' fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

     In addition, each registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

1        -   Form of Underwriting Agreement for the Offered Securities.

*4(a)    -   Restated Articles of Incorporation of FPL Group dated December 31,
             1984, as amended through December 17, 1990 (filed as Exhibit 4(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669).

*4(b)    -   Amendment to FPL Group's Restated Articles of Incorporation dated
             June 27, 1996 (filed as Exhibit 3 to Form 10-Q for the quarter ended June 30, 1996, File No. 1-8841).

*4(c)    -   By-Laws of FPL Group as amended February 12, 2001 (filed as
             Exhibit 3(ii)a to Form 10-K for the year ended December 31, 2000,
             File No. 1-8841).

*4(d)    -   Form of Rights Agreement, dated as of July 1, 1996, between FPL
             Group and Equiserve Trust Company, N.A. as successor to Fleet
             National Bank (formerly known as The First National Bank of Boston)
             (filed as Exhibit 4 to Form 8-K dated June 17, 1996, File
             No. 1-8841).

*4(e)    -   Amendment to Rights Agreement, dated as of July 30, 2000, between
             FPL Group and Equiserve Trust Company, N.A. as successor to Fleet
             National Bank (formerly known as The First National Bank of Boston) as the Rights Agent (filed as Exhibit 2 to Form 8-A/A dated
             July 31, 2000, File No. 1-8841).

*4(f)    -   Articles of Incorporation of FPL Group Capital dated July 31, 1985
             (filed as Exhibit 3.1 to Registration Statement No. 33-6215).

*4(g)    -   By-Laws of FPL Group Capital dated January 4, 1988 (filed as
             Exhibit 4(b) to Registration Statement No. 33-69786).

*4(h)    -   Restated Articles of Incorporation of Florida Power & Light Company
             dated March 23, 1992 (filed as Exhibit 3(i)a to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(i)    -   Amendment to Florida Power & Light Company's Restated Articles of
             Incorporation dated March 23, 1992 (filed as Exhibit 3(i)b to
             Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(j)    -   Amendment to Florida Power & Light Company's Restated Articles of
             Incorporation dated May 11, 1992 (filed as Exhibit 3(i)c to
             Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(k)    -   Amendment to Florida Power & Light Company's Restated Articles of
             Incorporation dated March 12, 1993 (filed as Exhibit 3(i)d to
             Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(l)    -   Amendment to Florida Power & Light Company's Restated Articles of
             Incorporation dated June 16, 1993 (filed as Exhibit 3(i)e to
             Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(m)    -   Amendment to Florida Power & Light Company's Restated Articles of
             Incorporation dated August 31, 1993 (filed as Exhibit 3(i)f to
             Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(n)    -   Amendment to Florida Power & Light Company's Restated Articles of
             Incorporation dated November 30, 1993 (filed as Exhibit 3(i)g to
             Form 10-K for the year ended December 31, 1993, File No. 1-3545).

*4(o)    -   Bylaws of Florida Power & Light Company dated May 11, 1992 (filed as Exhibit 3 to Form 8-K dated May 1, 1992 (File No. 1-3545).

*4(p)    -   Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred-one Supplements thereto, between Florida Power & Light
             Company and Bankers Trust Company, Trustee (the "Mortgage")
             (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a),
             File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a),
             File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5,
             File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1,
             File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit
             4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No. 2-13925;
             Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File No.
             2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File
             No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File
             No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File
             No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File
             No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File
             No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File
             No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File
             No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File
             No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File
             No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File
             No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and
             2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701;
             Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239;
             Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767;
             Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799;
             Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c),
             File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669;
             Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File
             No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended
             December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to
             Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545;
             Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996,
             File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended
             June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to
             Form 10-K for the year ended December 31, 2000, File No. 1-3545;
             and Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545).

*4(q)    -   Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee (filed as Exhibit 4(a) to Form
             8-K dated July 16, 1999, File No. 1-8841).

*4(r)    -   Guarantee Agreement between FPL Group (as Guarantor) and The Bank of New York (as Guarantee Trustee) dated as of June 1, 1999 (filed as Exhibit 4(b) to Form 8-K dated July 16, 1999, File No. 1-8841).

*4(s)    -   Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 6 7/8% Debentures, Series due June 1, 2004 (filed as
             Exhibit 4(c) to Form 8-K dated July 16, 1999, File No. 1-8841).

*4(t)    -   Officer's Certificate of FPL Group Capital, dated June 29, 1999, creating the 7 3/8% Debentures, Series due June 1, 2009 (filed as
             Exhibit 4(d) to Form 8-K dated July 16, 1999, File No. 1-8841).

*4(u)    -   Officer's Certificate of FPL Group Capital, dated September 7,
             1999, creating the 7 5/8% Debentures, Series due September 15, 2006
             (filed as Exhibit 4 to the Form 10-Q for the quarter ended
             September 30, 1999, File No. 1-8841).

*4(v)    -   Officer's Certificate of FPL Group Capital, dated May 11, 2001, creating the 6 1/8% Debentures, Series due May 15, 2007 (filed as
             Exhibit 4 to the Form 10-Q for the quarter ended June 30, 2001,
             File No. 1-8841).

*4(w)    -   Officer's Certificate of FPL Group Capital, dated February 4,
             2002, creating the Series A Debentures due February 16, 2007 (filed as Exhibit 4(j) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

*4(x)    -   Purchase Contract Agreement, dated as of February 1, 2002, between
             FPL Group and The Bank of New York, as Purchase Contract Agent and
             Trustee (filed as Exhibit 4(k) to the Form 10-K for the year ended
             December 31, 2001, File No. 1-8841).

*4(y)    -   Pledge Agreement, dated as of February 1, 2002, by and among FPL
             Group, JPMorgan Chase Bank, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as Purchase
             Contract Agent (filed as Exhibit 4(l) to the Form 10-K for the year ended December 31, 2001, File No. 1-8841).

4(z)     -   Form of Officer's Certificate relating to the Offered Debt
             Securities, including form of Offered Debt Securities.

4(aa)    -   Form of Purchase Contract Agreement.

4(ab)    -   Form of Pledge Agreement.

4(ac)    -   Form of Remarketing Agreement.

5(a)     -   Opinion and Consent of Steel Hector & Davis LLP, counsel to
             FPL Group and FPL Group Capital.

5(b)     -   Opinion and Consent of Thelen Reid & Priest LLP, co-counsel to
             FPL Group and FPL Group Capital.

*12      -   Computation of Ratio of Earnings to Fixed Charges (filed as
             Exhibit 12(a) to Form 10-K of FPL Group for the year ended
             December 31, 2001, File No. 1-8841).

23(a)    -   Independent Auditors' Consent of Deloitte & Touche LLP.

23(b)    -   Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a)).

23(c)    -   Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

24       -   Powers of Attorney (included on the signature pages of this registration statement).

25(a)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Guarantee Trustee.

25(b)    -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Indenture Trustee.

25(c)    -   Statement of Eligibility on Form T-1 of The Bank of New York as
             purchase contract agent.

*Incorporated herein by reference as indicated.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that the registrants need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by a registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, which are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of FPL Group's Annual Report pursuant to Section 13(a) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant against which the claim is asserted will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on the 29th day of March, 2002.

                                         FPL GROUP, INC.


                                         By:   /s/ Lewis Hay III
                                              ----------------------------------
                                              Lewis Hay III
                                              Chairman of the Board, President,
                                              Chief Executive Officer and
                                              Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title                                     Date
---------                                      -----                                     ----

/s/ Lewis Hay III                              Chairman of the Board, President,         March 29, 2002
------------------------------------
Lewis Hay III                                  Chief Executive Officer and
                                               Director (Principal Executive
                                               Officer)

/s/ Moray P. Dewhurst                          Vice President, Finance and Chief         March 29, 2002
------------------------------------
Moray P. Dewhurst                              Financial Officer (Principal
                                               Financial Officer)

/s/ K. Michael Davis                           Controller and Chief Accounting           March 29, 2002
------------------------------------
K. Michael Davis                               Officer (Principal Accounting
                                               Officer)

/s/ H. Jesse Arnelle                           Director                                  March 29, 2002
------------------------------------
H. Jesse Arnelle

/s/ Sherry S. Barrat                           Director                                  March 29, 2002
------------------------------------
Sherry S. Barrat

/s/ Robert M. Beall, II                        Director                                  March 29, 2002
------------------------------------
Robert M. Beall, II




                                               Director
------------------------------------
J. Hyatt Brown

/s/ Armando M. Codina                          Director                                  March 29, 2002
------------------------------------
Armando M. Codina

/s/ Willard D. Dover                           Director                                  March 29, 2002
------------------------------------
Willard D. Dover

/s/ Alexander W. Dreyfoos Jr.                  Director                                  March 29, 2002
------------------------------------
Alexander W. Dreyfoos Jr.

/s/ Paul J. Evanson                            Director                                  March 29, 2002
------------------------------------
Paul J. Evanson

/s/ Frederic V. Malek                          Director                                  March 29, 2002
------------------------------------
Frederic V. Malek

/s/ Paul R. Tregurtha                          Director                                  March 29, 2002
------------------------------------
Paul R. Tregurtha

                                POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named in this registration statement, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, FPL Group Capital Inc certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on the 29th day of March, 2002.

                                         FPL GROUP CAPITAL INC

                                         By:   /s/ Lewis Hay III
                                              ----------------------------------
                                              Lewis Hay III
                                              President, Chief Executive Officer
                                              and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                     Title                                          Date
---------                                     -----                                          ----

/s/ Lewis Hay III                             President, Chief Executive Officer             March 29, 2002
------------------------------------
Lewis Hay III                                 and Director (Principal Executive
                                              Officer)

/s/ Moray P. Dewhurst                         Senior Vice President, Finance,                March 29, 2002
------------------------------------
Moray P. Dewhurst                             Chief Financial Officer and Director
                                              (Principal Financial Officer)

/s/ K. Michael Davis                          Controller and Chief Accounting                March 29, 2002
------------------------------------
K. Michael Davis                              Officer (Principal Accounting
                                              Officer)

                                  EXHIBIT INDEX

1        Form of Underwriting Agreement for the Offered Securities.

4(z) Form of Officer's Certificate relating to the Offered Debt Securities, including form of Offered Debt Securities.

4(aa)    Form of Purchase Contract Agreement.

4(ab)    Form of Pledge Agreement.

4(ac)    Form of Remarketing Agreement.

5(a) Opinion and Consent of Steel Hector & Davis LLP, counsel to FPL Group and FPL Group Capital.

5(b) Opinion and Consent of Thelen Reid & Priest LLP, co-counsel to FPL Group and FPL Group Capital.

23(a)    Independent Auditors' Consent of Deloitte & Touche LLP.

23(b) Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a)).

23(c) Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b)).

24 Powers of Attorney (included on the signature pages of this registration statement).

25(a) Statement of Eligibility on Form T-1 of The Bank of New York, as Guarantee Trustee.

25(b) Statement of Eligibility on Form T-1 of The Bank of New York, as Indenture Trustee.

25(c) Statement of Eligibility on Form T-1 of The Bank of New York, as purchase contract agent.